Matthew L. Sadler IRA
                                157 Hagar Avenue
                               Piedmont, CA 94611
                             Telephone: 510-652-2724
                             Facsimile: 510-652-2724


                                                              January 28, 2002

Mr. Matthew L. Sadler, President
Quintara Funds
157 Hagar Avenue
Piedmont, CA  94611

Dear Mr. Sadler:

     Re: Subscription for Shares of the Quintara Small Cap Growth Fund and Quintara Small Cap Value Fund, two series of the Quintara Funds (the "Trust")

     The Matthew L. Sadler Rollover Individual Retirement Account offers to purchase from Quintara Funds shares of beneficial interest each series of the Trust at a price of $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-assessable, upon issuance of such shares and receipt of said payment by the Trust as follows:

Fund                                     Purchase Price       No. of Shares
----                                     --------------       -------------
Quintara Small Cap Growth Fund           $50,000              5,000
Quintara Small Cap Value Fund            $50,000              5,000
                                         -------              -----
Total                                    $100,000             10,000

     The Matthew L. Sadler Rollover Individual Retirement Account hereby represents and warrants that these shares of beneficial interest will be held for investment purposes and are not being purchased with any present intent of redeeming or selling the same.

                                         Sincerely,

                                         Matthew L. Sadler Rollover Individual
                                         Retirement Account

                                         By:  /s/ Matthew L. Sadler
                                             -------------------------------
                                         Name:    Matthew L. Sadler
                                              ------------------------------
                                         Title:   Beneficiary
                                                ----------------------------

Accepted and Agreed to this 28th day of January, 2002.

Quintara Funds

By:  /s/ Matthew L. Sadler
    --------------------------------
Name:    Matthew L. Sadler
      ------------------------------
Title:   President
       -----------------------------